Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
CERES, INC.

1.      Name. The name of the corporation is Ceres, Inc. (the “Corporation”).

2.      Registered Office and Registered Agent. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 and the name of its registered agent for service of process at such address is The Corporation Trust Company.

3.      Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “General Corporation Law”).

4.      Capital Stock. The total number of shares that the Corporation is authorized to issue is 100, par value $0.01 per share, all of which shares are designated as common stock.

5.      Bylaws. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

6.      Limitation of Directors’ Liability. To the maximum extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the foregoing, if the Delaware General Corporation Law is amended after the date this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, modification or repeal of this paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

7.      Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.